Registration No. 333-56152 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 75 Dated Monday, September 24, 2001
CUSIP Number	Resale Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date
44181EDC9	100.000%	1.500%	$8,091,775.00	6.200%	Semi-annual	9/15/2011
1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking		Moodys Rating	S & P Rating
3/15/2002	$28.93	YES	Senior Unsecured Notes		A2	A

Redemption Information: Non Callable

Joint Lead Managers: Banc of America Securities LLC, Incapital LLC. Lead Agents: Fidelity Capital Markets, Morgan Stanley & Co., Charles Schwab Co., Inc., Merrill Lynch Co., Edward D. Jones & Co., A.G Edwards & Sons, Inc., Paine Webber Inc., Salomon Smith Barney

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

Household Finance Corp. 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, September 24, 2001@ 12:00 PM ET
Settlement Date: Thursday, September 27, 2001 @ 3:30 PM ET
Minimum Denomination/Increments: $1,000.00/$1,000.00
All Trade Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0262 via BNY Clearing Services, LLC
InterNotes(SM) is the service mark of Incapital, LLC.
All rights reserved.

					Household Finance Corp. $1,000,000,000 InterNotes (SM) Prospectus Dated 12-Mar-01 Page 1 of 1